Exhibit 99.1
LOUD Technologies Inc. Announces Receipt of Going Private Proposal
Woodinville, Washington — November 6, 2008 — LOUD Technologies Inc. (NASDAQ: LTEC) (the “Company”) today announced that its Board of Directors has received a proposal from Sun Mackie, LLC (“Sun Mackie”), which is the Company’s majority shareholder, to acquire all of the outstanding shares of common stock of the Company not held by Sun Mackie for a price of $1.45 in cash per share. A copy of the text of the proposal letter is set forth below.
The Board of Directors of the Company has appointed a Special Committee of independent directors to consider and evaluate the proposal. The Special Committee will retain independent financial advisors and legal counsel to assist in its work. The Board of Directors cautions the Company’s shareholders and others considering trading in its securities that the Board has just received the proposal and no decisions have been made with respect to the Company’s response to the proposal. There can be no assurance that any definitive offer will be made, that any agreement will be executed, or that any transaction will be approved or consummated.
According to a Schedule 13D/A filed by Sun Mackie and its affiliates with the Securities and Exchange Commission on October 2, 2008, Sun Mackie beneficially owns approximately 82.1% of the Company’s common stock, which includes 1,625,479 shares issuable upon conversion of a convertible note.
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November 3, 2008
Board of Directors
LOUD Technologies Inc.
16220 Wood-Red Road, N.E.
Woodinville, Washington 98072
Gentlemen:
We are pleased to submit this going private transaction proposal (the “Transaction”) to acquire all of the issued and outstanding common stock of LOUD Technologies Inc. (the “Company”) not currently held by Sun Mackie, LLC (referred to herein as “Sun” or “us”), which currently owns approximately 76.2% of the outstanding common stock of the Company. We are prepared to offer $1.45 in cash per share of common stock. We believe this is a full and fair price, which will provide the public shareholders of the Company with a 45% premium over the October 31, 2008 closing price of $1.00.
We believe the Transaction provides the Company’s shareholders an opportunity for certainty in the value of their shares, as well as liquidity with respect to their shares-opportunities we believe the shareholders would not otherwise be able to obtain in light of the recent market volatility, coupled with the Company’s small public float and limited trading volume.
Given our level of familiarity with the Company, we are prepared to negotiate and sign a definitive agreement on an accelerated basis. The Transaction will be fully funded in cash by us. We understand that it is typical and advisable for the Board of Directors of LOUD to establish a special committee of independent directors (the “Special Committee”) to review our proposal and recommend acceptance or rejection of our proposal. We also understand that the Special Committee will retain its own advisors to assist it.
We reserve the right to modify or withdraw this proposal at any time prior to the execution and delivery of a definitive agreement. We will not have any obligation to LOUD or its shareholders with respect to this proposal unless and until we execute and deliver a definitive agreement, which must be in form and content satisfactory to us and our advisors.
Thank you for your consideration of this proposal. We ask that you respond as soon as possible so that we can jointly pursue this Transaction.
Very truly yours,
Scott W. Edwards
Vice President
Sun Mackie, LLC
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Additional Information
This press release is not a solicitation of a proxy, an offer to purchase nor a solicitation of an offer to sell shares of the Company, and it is not a substitute for any proxy statement or other filings that may be made with the Securities and Exchange Commission (“SEC”) should this proposed transaction go forward. If such documents are filed with the SEC, investors will be urged to thoroughly review and consider them because they will contain important information, including risk factors. Any such documents, once filed, will be available free of charge at the SEC’s website (www.sec.gov) and from the Company. If a proxy statement is distributed by the Company regarding this transaction, the Company and certain of its directors and executive officers would be involved in a solicitation of proxies made in connection with the proposed transaction. Information concerning the Company’s directors and executive officers will be available in the documents which would be filed with the SEC.
LOUD Technologies Inc. (www.loudtechinc.com) is one of the world’s largest manufacturers and distributors of professional audio and music products. As the corporate parent for world-recognized brands including Alvarez, Ampeg, Crate, EAW, Knilling, Mackie, Martin Audio, SIA and TAPCO, LOUD produces and distributes a wide range of digital recording products, loudspeakers, commercial audio systems, audio and music software, guitars, guitar and bass amplifiers, and orchestral string instruments. LOUD’s brands can be found in professional and project recording studios, video and broadcast suites, post-production facilities, sound reinforcement applications including churches and nightclubs, and retail locations and on major musical tours.
Mackie, EAW, and EAW Commercial are registered trademarks of LOUD Technologies Inc. in the United States and other countries. All other trademarks are the property of their respective owners.